Exhibit 23.4
Chartwell International, Inc.
Morristown, New Jersey
We hereby consent to the use in the Registration Statement on Form SB-2, Amendment No. 4, of Chartwell International, Inc. of our report dated August 3, 2006 (except for Note 10 as to which the date is August 29, 2006), relating to the consolidated financial statements and schedules, for the eleven-month period ended June 30, 2006.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA,
January 29, 2007